For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE



            AREA BANKER ELECTED TO EXECUTIVE COMMITTEE
                    FOR STATEWIDE ASSOCIATION

Berwick, Pennsylvania - June 3, 2002, J. Gerald Bazewicz, President and CEO of The First National Bank of Berwick, has been elected to the Pennsylvania Bankers Association (PBA) Executive Committee and Governing Council. Bazewicz will serve as Education Training Council Chairman on the Committee. The Executive Committee, which includes PBA officers, determines the policies and administration of the Association between meetings of the larger Governing Council. Committee members are senior level officers of PBA member banks.

Bazewicz has thirty-two years of banking experience, and in addition to being President of The First National Bank of Berwick, is President of First Keystone Corporation, the bank's holding company.

Pennsylvania Bankers Association, located in Harrisburg, is the state's major banking trade association representing a large, diverse membership. The Association provides government relations representation on behalf of the industry in Pennsylvania and offers extensive continuing education programs for bankers.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.


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